Exhibit (b)(2)

AMENDMENT OF BYLAWS

OF

THE RESERVE TAX-EXEMPT TRUST

Article I, Section 6 “Voting and Inspectors” is hereby deleted in its entirety and replaced with the following:

Section 6. VOTING AND INSPECTORS.

At all meetings of Shareholders every Shareholder of record entitled to vote thereat shall be entitled to vote at such meeting either in person or by proxy.  Proxies may be given by or on behalf of a Shareholder orally or in writing or pursuant to any computerized, telephonic or other mechanical or electronic data gathering process.  A proxy with respect to Shares held in the name of two or more persons shall be valid if executed or otherwise given by or on behalf of any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them.  A proxy purporting to be executed or otherwise given or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

All elections shall be had and all questions decided by a majority of the votes, as defined in the Investment Company Act of 1940, cast at a duly constituted meeting, except as otherwise provided in the Declaration of Trust or in these By-Laws.

At any election of Trustees, the Trustees prior thereto may or, if they have not so acted, the Chairman of the meeting may, and upon the request of the holders of ten per cent (10%) of the Shares entitled to vote at such election shall, appoint two inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall after the election make a certificate of the result of the vote taken. No candidate for the office of Trustee shall be appointed such Inspector.

The Chairman of the meeting may cause a vote by ballot to be taken upon any election or matter, and such vote shall be taken upon the request of the holders of ten per cent (10%) of the Shares entitled to vote on such election or matter.

Article II, Section 1 “Number and Tenure of Office” is hereby deleted in its entirety and replace with the following:

Section 1.  NUMBER AND TENURE OF OFFICE.

The business and property of the Trust shall be conducted and managed by the Board of Trustees, consisting of that number of Trustees specified in the Declaration of

Trust, which number may be increased or decreased as provided in the Declaration of Trust as amended from time to time and in Section 2 of this Article.  Each Trustee shall hold office until he resigns, is removed, retires or until his successor is duly elected and qualified.  A Trustee shall retire upon attaining the age of seventy-five (75) unless such requirement is waived by majority vote of the entire Board of Trustees.  Trustees need not be shareholders.

Article II, Section 2 “Increase or Decrease in Number of Trustees; Removal” is hereby deleted in its entirety and replaced with the following:

Section 2. INCREASE OR DECREASE IN NUMBER OF TRUSTEES; REMOVAL.

The Trustees, by the vote of a majority of the entire Board of Trustees, may increase the number of Trustees to any number other than the number theretofore determined, and may elect Trustees to fill the vacancies created by any such increase in the number of Trustees until the next meeting of shareholders or until their successors are duly elected and qualified. Vacancies occurring other than by the reason of any such increase shall be filled in the manner provided for a Massachusetts business trust. The Trustees, by the vote of a majority of the entire Board of Trustees, may likewise decrease the number of Trustees to a number not less than three, but the tenure of office shall not be affected by any such decrease effected by the Board. Any Trustee at any time may be removed either with or without cause by resolution duly adopted by the affirmative votes of the holders of the majority of the shares of the Trust present in person or by proxy at any meeting of Shareholders at which such vote may be taken, provided that a quorum is present, or by such larger vote as may be required by Massachusetts law. Any Trustee at any time may be removed for cause by resolution duly adopted at any meeting of the Board of Trustees provided that notice thereof is contained in the notice of such meeting and that such resolution is adopted by the vote of at least two thirds of the Trustees whose removal is not proposed. As used herein, “for cause” shall mean any cause which under Massachusetts law would permit the removal of a Trustee of a business trust.